Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Marlin Business Services Corp.:

We consent to the incorporation by reference in the registration statements of Marlin Business Services Corp. (No. 333-110378) on Form S-8, (file 333-128330) on Form S-3/A and (file 333-128329) on Form S-3/A, of our report dated March 11, 2005, with respect to the consolidated balance sheet of Marlin Business Services Corp. as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2004 and 2003, which report appears in the December 31, 2005 annual report on Form 10-K of Marlin Business Services Corp.

KPMG LLP

Philadelphia, Pennsylvania
March 1, 2006

82